Exhibit 99.1

December 28, 2015

To our Shareholders, Customers, Partners and Employees:

As 2015 comes to a close, it has been a very eventful year for our company. We have completed all the necessary compliance requirements and filings with the Securities & Exchange Commission, as well as FINRA, to become a public reporting company. Our stock is now trading, and our management team has taken a number of operational steps and actions to build a growing and profitable company. In addition to all the public work we completed, we have built a unique management team with more experience in the industry than many of our competitors. This letter is the first of our communications efforts to keep our stakeholders current on all the exciting activities that are underway.

Our Business

Founded in 2007, FTE designs, builds and supports telecommunications and technology systems and infrastructure services for Fortune 500 companies. FTE enables its clients to connect to their customers by providing high performance infrastructure deployment services that enable fast, reliable and secure voice, data and digital content delivery. Through these services, FTE helps companies expand their market presence; improve performance and agility, while controlling costs. The company is headquartered in Naples, Florida, with twelve offices and approximately 286 employees throughout the United States and Europe.

The company operates in four industry segments: Fiber Optics, Data Center Infrastructure, Wireless Integration and Surveillance & Security. FTE’s success in these telecommunications and technology spaces is the result of experienced management and leadership, relationships, project planning, project management disciplines, training, speed to market, scalability, quality control and top down commitment to customer satisfaction.

In addition to our ongoing contracts and projects, FTE has established a solid relationship with a Fortune 500 company, which is one of the largest providers of telecommunications services in the U.S. It has selected FTE Networks to provide engineering and build capacities to expand throughput capacity in Colorado, New York, Florida and Illinois. Through this relationship, we are also providing support to the end users. In particular, Denver and Chicago are two markets experiencing significant growth in demand for throughput capacity that we can expertly install and integrate.

Our work in Denver and Chicago is strategically important to FTE. Not only does it showcase our capabilities on the national stage, but it also deepens and broadens our relationship with a Fortune 500 local, national and global communications services provider. By continuing to provide quality services in all of its data center markets, FTE anticipates continued growth and the ability to lead, as other large markets become challenged with the same capacity constraints that we are solving in Denver and Chicago.

Traditional telecom carriers, cable companies and content delivery providers are competing with each other to deploy new fiber optic networks and also to switch their slower copper networks to high speed fiber optic facilities driven by customer demand. These traditional companies, as well as some new industry players, are investing billions of dollars in the fiber space. This is a huge opportunity for us, and we are currently working from coast to coast on fiber to the home (FTTH) deployments for multiple customers.

To meet the demands of our clients, we expanded our engineering services by opening an office in Boise, Idaho. Our engineering teams have several multi-year deployments in New York, Idaho and Florida with several telecommunications, IT and content delivery companies.

Additionally, FTE has secured several multi-year contracts with a telecommunications carrier in the Midwest that will allow us to expand our footprint in this emergent location. We believe that these contracts, coupled with our expertise and ability to scale, will open FTE to additional strategic opportunities.

Corporate Developments

An important development for us has been the approval we have obtained from the Financial Industry Regulatory Authority (FINRA) to commence trading in our common stock. OTC Markets Group Inc. has approved the trading of our common stock on the OTC Pink® Open Market. The ticker symbol is FTNW.

On November 3, 2015, we closed a new $8 million debt facility with Lateral Investment Management. A portion of the proceeds was used to extinguish our Senior Secured Promissory Notes, and the remainder will be used to fund the hyper growth opportunities ahead of us.

The $3.5 million Senior Secured Promissory Notes were extinguished through a tender offer to purchase the notes at a discount. We received 100% participation in the offer, which has given us a more solid capital structure as we are now relieved of the debt these notes represented.

FTE will soon be providing our financial results for the fiscal year ended September 30, 2015. Shortly afterwards, we will formally change our fiscal year end to December 31, in line with most publicly-traded peers in our industry.

Coming in 2016, we will actively be looking to increase the membership on our board of directors from two to five directors to fortify our corporate governance.

Our Future

There is a tremendous amount of opportunity ahead for FTE. As we enter this new era, the connected era, there are several distinct areas of services that we are focused on driving forward – all of which make up our four lines of business. Market analysis validates our opinions:

•	Fiber Optics
o	Spend for fiber deployments over the next 5-7 years will top $100 Billion.[1]
•	Data Center Infrastructure
o	Global data center traffic will nearly triple from 2015-2018 with a combined annual growth rate of 23%.[2]
•	Wireless Integration
o	LTE upgrades account for 37% of all service providers’ CAPEX with an estimated spend of $7-$10 billion over the next 3 years.[3]
•	Surveillance & Security
o	The IoT (Internet of Things) market vertical expects proactive security from their service providers on all products offered and supported in the Marketplace.

1 Pivotal Research (2013)

2 Cisco Global Cloud Index: Forecast and Methodology, 2014–2019 (2015)

3 iGR Wireless Research (2015)

We believe we are uniquely positioned to lead in these areas given the extent of our services portfolio, our growing customer base and our expertise.

FTE Networks has recently partnered with a major software solutions services provider in a joint venture to bring internet infrastructure to the Pacific Northwest. This joint venture will provide engineering and build services for both fiber optic and data center infrastructure, bringing together a wealth of telecommunications experience and intellect, that will provide a solid, scalable and reliable foundation for these providers to utilize as they continue with their day-to-day network operations.

We see an unprecedented amount of opportunity for both this year and over the long term. Although we still have a lot of hard work ahead, our business is now building the momentum to connect the enormous opportunity in the telecommunications and IT space into solid operating results for years to come. When I reflect on how far we’ve come over the past two years and how much further we will go, I couldn’t be more excited and optimistic.

Going forward, we will continue to take the necessary steps, both operationally and in terms of our corporate structure, to develop FTE into a critical partner in the rapid network infrastructure development across the U.S. and the world. This is the first of our ongoing communications with our shareholders. We look forward to updating you on a regular basis.

Finally, on behalf of the entire Company and the Board of Directors, we thank all of our stockholders for their continued support of FTE Networks, Inc.

Thank You,

Michael Palleschi

Chief Executive Officer

For further information on the company, please feel free to contact our Investor Relations Advisor, Porter, LeVay & Rose at 212-564-4700 or at ir@ftenet.com.